Exhibit 99.1

Solta Medical Reports Third Quarter 2010 Results

Revenue from Treatment Tips and Other Consumables

Up 40% from Prior Year

HAYWARD, Calif., November 2, 2010 — Solta Medical, Inc. (NASDAQ: SLTM), a global leader in the medical aesthetics market, today announced results for the third quarter ended September 30, 2010. Revenue for the third quarter was $24.9 million, an increase of approximately $7.1 million, or 40%, as compared to the third quarter 2009 revenue of $17.8 million. The improved results for the quarter were driven primarily by a year-over-year 40% increase in sales of treatment tips and consumables. Total revenue for the quarter from treatment tips and consumables of $13.4 million rose by $3.8 million as compared to $9.6 million for the third quarter of 2009.

Solta Medical’s GAAP reported results for the third quarter of 2010 include non-cash amortization and other charges of $1.3 million related to the acquisitions of Reliant Technologies and Aesthera Corporation and non-cash stock based compensation charges of $0.6 million. The Company provides additional non-GAAP financial measures that exclude these charges and expenses.

The GAAP gross profit for the quarter was $15.7 million or 63% of net revenue. Non-GAAP gross profit for the quarter was $16.7 million or 67% of net revenue. GAAP net loss for the quarter was $1.4 million, or $0.02 per share as compared to GAAP net loss of $6.2 million, or $0.13 per share reported for the third quarter of 2009. Non-GAAP net income for the quarter was $0.5 million, or $0.01 per share on a diluted basis as compared to non-GAAP net loss of $4.2 million, or $0.09 per share reported for the third quarter of 2009. Non-GAAP EBITDA for the third quarter was $0.8 million compared to a loss of $3.8 million in the prior year period.

“We generated a year-over-year improvement in profitability for the quarter of nearly $5 million that was driven by increases in treatment tip revenue of over 30% in North America and nearly 50% in international markets. We also continue to focus on asset management. Inventory levels have declined from year-end 2009 by $2.7 million to $11.4 million at the end of Q3 and days sales outstanding on receivables remain below 40 days,” said Stephen J. Fanning, Chairman, President & CEO. “In addition, with our acquisition last month of CLRS Technology we are excited to be providing consumers with an effective in-home acne solution, CLARO. The acquisition marks an expansion of our personal care initiatives. We continue to make progress in our project with Philips Consumer Lifestyle to develop and commercialize a home-use, laser-based device for skin rejuvenation. We have submitted a 510(k) application to the FDA for the device.”

Financial Goals for 2010

The company’s financial goals for 2010 are as follows:

•

Revenue for the full year 2010 in the range of $110 million to $113 million which represents an increase of 11% to 14%, from revenue for the full year 2009 of $98.8 million. The company previously provided a revenue goal of $115 million for the full year 2010.

•

Generate positive non-GAAP EBITDA for the fourth quarter 2010 and full year 2010. For the nine months ended September 30, 2010, the company generated non-GAAP EBITDA of $7.5 million as compared to a negative $0.8 million for the comparable prior year period.

•

Achieve a non-GAAP gross margin in the range of 66% to 68% for the full year 2010 excluding non-cash amortization charges, non-cash stock based compensation charges, and non-cash acquisition related adjustments. For the nine months ended September 30, 2010, the company’s non-GAAP gross margin was 67% as compared to 65% for the comparable prior year period.

Non-GAAP Presentation

To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided non-GAAP gross margin, non-GAAP operating income (loss), non-GAAP EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share measures that exclude the impact of acquisition related adjustments, severance costs, acquisition related costs, and stock-based compensation expenses. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with the measures management uses to measure the performance of ongoing operating results against prior periods and against our internally developed targets. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of non-GAAP financial measures attached to this release.

Conference Call Information

The Company will also host a conference call and webcast today, Tuesday, November 2, 2010, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific) to discuss the financial results and current corporate developments. The dial-in number for the conference call is 800-762-8795 for domestic participants and 480-629-9774 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain accessible for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers. Callers will need to use the Passcode 4374781#. To access the live webcast of the call, go to Solta Medical’s website at www.solta.com and click on Investor Relations. An archived webcast will also be available at www.solta.com.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective solutions for patients that enhance and expand the practice of medical aesthetics for physicians. The company offers products to address a range of skin issues under the industry’s four premier brands: Thermage®, Fraxel®, Isolaz®, and CLARO®. Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Isolaz is the only laser or light based system indicated for the treatment of inflammatory acne, comedonal acne, pustular acne, and mild-to-moderate inflammatory acne. CLARO is a personal care acne system that is the only FDA cleared over-the-counter IPL device that uses a powerful combination of both heat and light to clear skin quickly and naturally. Since 2002, approximately one million Thermage, Fraxel and Isolaz procedures have been performed in over 100 countries. For more information about Solta Medical, call 1-877-782-2286 or log on to www.Solta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our financial goals for 2010. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta Medical’s actual results to differ materially from the statements contained herein. Factors that might cause such a difference include the risk that physician adoption of our systems does not grow, the risk that customers do not continue to purchase treatment tips, the possibility that the market for the sale of new products does not develop as expected, and the risks relating to Solta Medical’s ability to achieve its stated financial goals as a result of, among other things, economic conditions and consumer and physician confidence causing changes in consumer and physician spending habits that affect demand for our products and treatments. Further information on potential risk factors that could affect Solta Medical’s business and its financial results are detailed in its Form 10-Q for the quarter ended June 30, 2010, and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Solta Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SOURCE Solta Medical, Inc.

CONTACT:

Jack Glenn	Doug Sherk/Jenifer Kirtland
Chief Financial Officer	EVC Group
510-786-6890	415-896-6820

Web Site: http://www.Solta.com

Solta Medical, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net revenue	$24,851	$17,753	$80,866	$70,415
Cost of revenue	9,110	7,311	29,610	29,595

Gross margin	15,741	10,442	51,256	40,820

Operating expenses:
Sales and marketing	10,170	8,958	31,487	28,471
Research and development	4,135	4,239	12,530	12,104
General and administrative	3,290	3,793	11,002	11,563
Legal settlement gain	—	—	(2,213)	—

Total operating expenses	17,595	16,990	52,806	52,138

Loss from operations	(1,854)	(6,548)	(1,550)	(11,318)
Interest and other income	502	195	266	432
Interest and other expense	(62)	(136)	(243)	(287)
Gain on investments	—	159	—	224

Loss before income taxes	(1,414)	(6,330)	(1,527)	(10,949)
Provision (benefit) for income taxes	(8)	(84)	303	(13)

Net loss	($1,406)	($6,246)	($1,830)	($10,936)

Net loss per share — basic	($0.02)	($0.13)	($0.03)	($0.23)

Net loss per share — diluted	($0.02)	($0.13)	($0.03)	($0.23)

Weighted average shares outstanding used in calculating net loss per share:
Basic	59,519,116	47,855,428	58,663,816	47,807,180

Diluted	59,519,116	47,855,428	58,663,816	47,807,180

Solta Medical, Inc.

NON-GAAP RECONCILIATION OF GROSS MARGIN, OPERATING INCOME (LOSS), EBITDA, NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
GAAP Gross margin	$15,741	$10,442	$51,256	$40,820
Non-GAAP adjustments to gross margin:
Amortization and other non-cash acquisition related charges	940	895	2,942	4,919
Stock-based compensation	66	61	208	175

Non-GAAP gross margin	$16,747	$11,398	$54,406	$45,914

Non-GAAP gross margin as % of sales	67%	64%	67%	65%

GAAP loss from operations	($1,854)	($6,548)	($1,550)	($11,318)
Non-GAAP adjustments to net loss from operations:
Amortization and other non-cash acquisition related charges	1,291	1,229	3,942	5,904
Severance expenses	—	—	55	118
Acquisition-related expenses	15	—	978	—
Stock-based compensation	603	823	1,923	2,476

Non-GAAP income (loss) from operations	$55	($4,496)	$5,348	($2,820)
Depreciation expenses	747	650	2,145	2,045

Non-GAAP EBITDA	$802	($3,846)	$7,493	($775)

GAAP net loss	($1,406)	($6,246)	($1,830)	($10,936)
Non-GAAP adjustments to net income (loss):
Amortization and other non-cash acquisition related charges	1,291	1,229	3,942	5,904
Severance expenses	—	—	55	118
Acquisition-related expenses	15	—	978	—
Stock-based compensation	603	823	1,923	2,476

Non-GAAP net income (loss)	$503	($4,194)	$5,068	($2,438)

GAAP basic net loss per share	($0.02)	($0.13)	($0.03)	($0.23)
Non-GAAP adjustments to basic loss per share:
Amortization and other non-cash acquisition related charges	$0.02	$0.03	$0.07	$0.12
Severance expenses	$0.00	—	$0.00	$0.00
Acquisition-related expenses	$0.00	—	$0.02	—
Stock-based compensation	$0.01	$0.02	$0.03	$0.06

Non-GAAP basic net income (loss) per share	$0.01	($0.09)	$0.09	($0.05)

Non-GAAP diluted net income (loss) per share	$0.01	($0.09)	$0.08	($0.05)

GAAP weighted average shares outstanding used in calculating basic net loss per share	59,519,116	47,855,428	58,663,816	47,807,180

GAAP weighted average shares outstanding used in calculating diluted net loss per share	59,519,116	47,855,428	58,663,816	47,807,180
Adjustments for dilutive potential common stock	1,701,112	—	1,926,538	—

Weighted average shares outstanding used in calculating non- GAAP diluted net income (loss) per share	61,220,228	47,855,428	60,590,354	47,807,180

Solta Medical, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(unaudited)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$35,211	$14,744
Accounts receivable	10,484	12,381
Inventories	11,431	14,117
Prepaid expenses and other current assets	4,431	4,748

Total current assets	61,557	45,990
Property and equipment, net	6,421	5,613
Purchased intangible assets, net	36,965	36,799
Goodwill	48,710	47,289
Other assets	157	458

Total assets	$153,810	$136,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$5,113	$6,065
Accrued liabilities	10,007	10,968
Current portion of deferred revenue	3,985	4,534
Short-term borrowings	9,504	9,432
Customer deposits	438	529

Total current liabilities	29,047	31,528
Deferred revenue, net of current portion	686	612
Term loan, net of current portion	489	1,626
Non-current tax liabilities	1,955	1,862
Other liabilities	197	284

Total liabilities	32,374	35,912

Stockholders’ equity:
Common stock, $0.001 par value:
100,000,000 shares authorized and 59,526,752 shares issued and outstanding at September 30, 2010 and December 31, 2009	60	48
Additional paid-in capital	192,300	169,283
Accumulated deficit	(70,924)	(69,094)

Total stockholders’ equity	121,436	100,237

Total liabilities and stockholders’ equity	$153,810	$136,149